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                                                                   Exhibit 10.19

                          SPONSORED RESEARCH AGREEMENT

     THIS SPONSORED RESEARCH AGREEMENT (the "AGREEMENT") is entered into as of August 19, 2004 (the "EFFECTIVE DATE"), by and between SPINAL MUSCULAR ATROPHY FOUNDATION (the "FOUNDATION"), having its principal place of business located at 1776 Broadway, 22nd Floor, New York, New York, 10019, and COMBINATORX, INCORPORATED ("COMBINATORX"), having its principal place of business located at 650 Albany Street, Boston, Massachusetts 02118.

                                    RECITALS

     WHEREAS, CombinatoRx has developed a proprietary combination drug discovery platform and is engaged in the identification and development of new combination therapies;

     WHEREAS, the Foundation is dedicated to accelerating the development of a treatment or cure for spinal muscular atrophy;

     WHEREAS, the Foundation wishes to sponsor, and CombinatoRx wishes to perform, research focused on identifying clinical combination drug candidates as potential treatments for spinal muscular atrophy, subject to the terms and conditions of this Agreement, including the Res3arch Plan attached hereto as EXHIBIT A; and

     WHEREAS, it is the intent of the Foundation and CombinatoRx to disseminate the results of the Research to other investigators in the spinal muscular atrophy research community and to medical professionals treating spinal muscular atrophy patients and to provide a mechanism for transfer of rights to the patents and intellectual property developed by CombinatoRx as a result of the Research to the Foundation if CombinatoRx elects not to pursue commercial development of any drug candidates identified during the Research.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and premises contained in this Agreement, the parties hereto agree as follows:

     1.   DEFINITIONS.

          1.1 "ADDITIONAL PAYMENTS" shall mean all amounts actually paid to or on behalf of CombinatoRx pursuant to Section 4.2.

          1.2 "AFFILIATE" shall mean any corporation or other entity that controls, is controlled by, or is under common control with, a party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more that 50% of the voting securities or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity.

          1.3    "AVAILABLE PRODUCT" shall mean a Drug Candidate that either:

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                 (a)     is composed of a combination of two or more
Pharmaceutical Products, each said Pharmaceutical Product being suitable for administration to patients as part of a co-therapy regimen in which neither Pharmaceutical Product is in any way altered with respect to its registration in the FDA Orange Book registry; or

                 (b) is a single Pharmaceutical Product suitable for administration to patients without being in any way altered with respect to its registration in the FDA Orange Book registry.

For the purposes of this definition, "PHARMACEUTICAL PRODUCT" shall mean a drug product which has been approved by the FDA with a corresponding dosage and formulation registered in the FDA Orange Book, and is legally available for sale in the United States.

          1.4    "COMBINATORX TECHNOLOGY" shall have the meaning provided in
Section 6.1(b).

          1.5 "CONFIDENTIAL INFORMATION" shall mean any confidential or proprietary information of a party, including, without limitation, information relating to any compound, product specifications, data, know-how, formulations, research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to such party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form, subject to the limitations specified in Section 5.2 hereof. Without limiting the generality of the foregoing, the terms of this Agreement shall be deemed the Confidential Information of both parties.

          1.6    "DATA" shall have the meaning provided in Section 6.1(a).

          1.7    "DILIGENCE MILESTONE" shall have the meaning provided in
Section 3.2.

          1.8    "DRUG CANDIDATE" shall have the meaning provided in Section
2.3(b).

          1.9 "FDA" shall mean the United States Food and Drug Administration (or its successor agency).

          1.10 "FIELD" shall mean the treatment of SMA, any neurodegenerative condition, or any other disease or disorder affecting motor neurons.

          1.11   "HIT" Shall have the meaning provided in Section 2.3(a).

          1.12 "IND" shall mean an Investigational New Drug Application filed with the FDA.

          1.13 "INFORMATION" shall mean all tangible and intangible techniques, technology, practices, trade secrets, inventions (whether or not patentable), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions,

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software, algorithms, compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

          1.14   "IP FILING PERIOD" shall have the meaning provided in Section
5.4.

          1.15   "LEAD CANDIDATE" shall have the meaning provided in Section
2.3(b).

          1.16 "LICENSEE" shall mean a Third Party to whom CombinatoRx or any of its Affiliates has granted a license or sublicense of the right to develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import or export Drug Candidate or Product, beyond the mere right to purchase Drug Candidate or Product from CombinatoRx or its Affiliates.

          1.17   "MOUSE MODEL" shall have the meaning provided in Section 2.2.

          1.18 "NET SALES" shall mean the gross amounts received by CombinatoRx and its Affiliates (but not their respective Licensees) for sales of Products to Third Parties that are not Affiliates or Licensees of the selling party (unless such Affiliate or Licensee is the end user of such Product, in which case the amount billed therefor shall be deemed to be the amount that would be billed to a Third Party end user in an arm's-length transaction), less the following items, as allocable to such Product (if not previously deducted from the amount invoiced): (i) trade discounts, credits or allowances; (ii) credits or allowances additionally granted upon returns, rejections or recalls;
(iii) freight, shipping and insurance charges; (iv) taxes, duties or other governmental tariffs (other than income taxes); and (v) government mandated rebates.

          1.19 "PATENTS" shall mean (a) United States and foreign patents, re-examinations, reissues, renewals, extensions and term restorations, and foreign counterparts thereof, and (b) pending applications for United States and foreign patents, including, without limitation, provisional applications, continuations, continuations-in-part, divisional and substitute applications, including, without limitation, inventors' certificates, and foreign counterparts thereof.

          1.20   "PRE-CLINICAL MODULE" shall have the meaning provided in
Section 2.3(b).

          1.21 "PRODUCT" shall mean a pharmaceutical product comprising or containing a Drug Candidate, or any analog or derivative of any such Drug Candidate, including, in each case, all formulations, line extensions and modes of administration thereof.

          1.22 "PRODUCT REVENUES" shall mean Net Sales of Products by CombinatoRx and its Affiliates, plus all royalties, license fees, milestone payments, annual maintenance fee or similar payment or consideration paid by a Licensee to CombinatoRx or its Affiliates in consideration for the grant by CombinatoRx or its Affiliate of a license to develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import or export Drug Candidates or Products (with any of the foregoing consideration received by CombinatoRx other than in the form of cash to be valued as its fair market value as of the date of receipt); PROVIDED, HOWEVER, that "Product Revenues" shall in any event exclude any funds paid to directly

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support research and/or development actually being performed by CombinatoRx or its Affiliates (in amounts that are commercially reasonable in light of the research and/or development services being performed), and payments for equity or debt securities of CombinatoRx or its Affiliates (except to the extent such payments exceed the fair market value of such securities upon date of receipt, in which event such excess over fair market value shall be included in the calculation of Product Revenues).

          1.23 "RESEARCH" shall mean the activities conducted pursuant to the Research Plan.

          1.24 "RESEARCH FUNDS" shall mean all amounts actually paid to CombinatoRx pursuant to Section 4.1.

          1.25 "RESEARCH PLAN" shall mean the research plan attached hereto as EXHIBIT A, which is incorporated herein by this reference, as such research plan may be modified from time to time by mutual written agreement of the Foundation and CombinatoRx.

          1.26 "RESEARCH INTELLECTUAL PROPERTY" shall mean (a) Information developed by or on behalf of CombinatoRx in the course of performing the Research and (b) Patents claiming such Information. Without limiting the generality of the foregoing, "Research Intellectual Property" shall include any and all Hits, Lead Candidates, Drug Candidates, other candidate co-therapy regimens, combination drugs, drug admixtures, drug co-formulations and processing technology, in each case, to the extent developed by CombinatoRx during the Research.

          1.27   "TERM" shall have the meaning provided in Section 2.5.

          1.28 "SCREENING MODULE" shall have the meaning provided in Section 2.3(a).

          1.29   "SMA" shall mean spinal muscular atrophy.

          1.30 "THIRD PARTY" shall mean any entity other than the Foundation or CombinatoRx or an Affiliate of the Foundation or CombinatoRx.

     2.   CONDUCT OF THE RESEARCH.

          2.1 OBJECTIVE. Subject to the terms and conditions of this Agreement, the parties agree that, during the Research Term, CombinatoRx shall perform the Research in accordance with the Research Plan with the goal of identifying and advancing to IND stage at least one Drug Candidate for the treatment of SMA.

          2.2 RESEARCH PLAN; CONTRIBUTIONS. The Research Plan sets forth the activities to be conducted by CombinatoRx, together with an anticipated schedule for completion of such activities. CombinatoRx agrees to use commercially reasonable efforts to perform the Research on the schedule specified in the Research Plan. The parties may, by mutual written agreement, amend the Research Plan from time to time during the course of the Research and, in connection therewith, may modify the funding amounts and schedule set forth in Section 4.1 or

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provide for Additional Payments, as appropriate. Each party shall contribute to the Research the materials and services specified in the Research Plan. Without limiting the generality of the foregoing, the parties acknowledge that the performance of some of the responsibilities borne by CombinatoRx in the Pre-Clinical Module will require a validated animal model of SMA (the "MOUSE MODEL"). The Foundation agrees that it will have primary responsibility to identify a source for, and take necessary steps to arrange for the availability to CombinatoRx of, the Mouse Model for use in the Research. Subject to the provisions of Section 4.2 hereof, CombinatoRx agrees that it will work diligently and cooperatively with the Foundation, as appropriate, to arrange for the use of the Mouse Model by CombinatoRx in the conduct of the Research. The parties' objective is that the Mouse Model be available to be transferred to CombinatoRx within nine months of the Effective Date in order to keep the Research on schedule. If for any reason, the Mouse Model cannot be made available to CombinatoRx in a timely manner relative to the Research Plan, the parties will meet to discuss options for amending the Research Plan; said options may include, but are not limited to (i) using another methodology or animal model of SMA; (ii) preparing an IND for submission to the FDA without the research results generated from the Mouse Model; or (iii) attempting to initiate a human clinical study of a Lead Candidate under regulatory or Institutional Review Board approval in a non-United States jurisdiction (collectively the "PRE-CLINICAL OPTIONS"). To the extent that the parties agree upon a revision to the Research Plan to include a Pre-Clinical Option, the Foundation agrees to be responsible for any charges, costs, or expenses associated with the revised Research Plan as provided under Section 4.2 of this Agreement, and the parties agree that the Diligence Milestones set forth in Section 3.2 of this Agreement will also be adjusted as a result of the revised Research Plan. Further, if the Mouse Model cannot be made available to CombinatoRx and the Foundation is unwilling to underwrite the additional costs and expenses (if any) associated with the revised Research Plan including a suitable Pre-Clinical Option, then this Agreement will automatically terminate after the selection of the Lead Candidates and submission of the PK/PD Final Report as described in the Research Plan for the Pre-Clinical Module, subject to the provisions of Section 7.3 hereof. In the event of such termination, the Foundation will be responsible for all costs and expenses incurred and/or accrued to the date of termination, and CombinatoRx will retain sole ownership of all Data, research results, and Research Intellectual Property.

          2.3 THE RESEARCH. As more fully described in the Research Plan, the Research will be conducted in two modules:

                 (a) SCREENING MODULE. In the first module of the Research (the "SCREENING MODULE"), CombinatoRx shall screen a library of approximately 500 drug compounds in order to identify promising combination drugs for the potential treatment of SMA. The parties agree that the screening library will consist of drug molecules which are known to be able to cross the human blood-brain barrier. As promptly as practicable following the Effective Date, the parties shall work together to define the screening library for the Screening Module. For such screening, CombinatoRx shall use a fibroblast SMN protein induction assay optimized for combination high-throughput screening by CombinatoRx. CombinatoRx shall disclose the results of such screening to the Foundation in accordance with Section 2.6, and the parties shall consult with each other to select one or more combination drug candidates meeting the criteria set forth in the Research Plan (or otherwise mutually agreed upon by the parties) for further

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evaluation in animal models (each such combination drug candidate being hereinafter referred to as a "HIT").

                 (b) PRE-CLINICAL MODULE. In the second module of the Research (the "PRE-CLINICAL MODULE"), CombinatoRx shall: (i) assess the pharmacokinetics of each Hit (and, as the parties deem appropriate consistent with the Research Plan, any analog, derivative or formulation thereof) in animals with the goal of identifying one or more lead candidates for further pre-clinical research (each such lead candidate being hereinafter referred to as a "LEAD CANDIDATE"); and (ii) evaluate each Lead Candidate (and, as the parties deem appropriate consistent with the Research Plan, any analog, derivative or formulation thereof) for evidence of efficacy against the Mouse Model. The parties shall mutually agree upon a strategy for progressing Hits and Lead Candidates into human clinical trails in the most expeditious manner. CombinatoRx shall disclose the results of all Pre-Clinical Module activities to the Foundation in accordance with Section 2.6, and the parties shall consult with each other with the objective of identifying at least one combination drug candidate suitable for the preparation and filing of an IND (each such combination drug candidate being hereinafter referred to as a "DRUG CANDIDATE").

          2.4 PERFORMANCE STANDARDS. CombinatoRx shall conduct the Research in good scientific manner, and in compliance in all material respects with the requirements of applicable laws and regulations and with applicable good laboratory practices, to attempt to achieve its objectives efficiently and expeditiously. CombinatoRx shall maintain laboratories, offices and all other facilities reasonably necessary to carry out the activities to be performed by it pursuant to the Research Plan. In conformity with standard pharmaceutical and biotechnology industry practices and the terms and conditions of this Agreement, CombinatoRx shall prepare and maintain, or shall cause to be prepared and maintained, complete and accurate written records, accounts, notes, reports and data with respect to activities conducted pursuant to the Research Plan and, upon the Foundation's written request, shall send legible copies of the aforesaid to the Foundation. Upon reasonable advance notice, CombinatoRx agrees to make its employees and non-employee consultants reasonably available at their respective places of employment to consult with the Foundation on issues or questions arising during the Research Term.

          2.5 RESEARCH TERM. The Research is expected to require two years to reach the primary overall objective of a filed IND and an additional 30 days (or such longer period as may be necessary) to achieve acceptance for filing by the FDA of an IND for a Drug Candidate (such entire period being hereinafter referred to as the "RESEARCH TERM"). The parties expect that it will take approximately 18 months to complete the Screening Module in its entirety. The parties acknowledge that potential Lead Candidates may emerge from Screening Module activities before the completion of the Screening Module in its entirety, in which event such Lead Candidates will be advanced to the Pre-Clinical Module as they become available from the Screening Module. The parties further expect that it will take approximately 18 months to complete the Pre-Clinical Module in its entirety. The parties may, from time to time, extend or modify the scope of the Research by mutual written agreement.

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          2.6    RESEARCH REPORTS. CombinatoRx shall keep the Foundation fully informed as to all results and discoveries (including, without limitation, all Hits and potential Lead Candidates and Drug Candidates) made in the course of performing activities under the Research Program. In furtherance of the foregoing, on a quarterly basis, CombinatoRx shall prepare, and deliver to the Foundation no later than 30 days after the conclusion of each quarter during the Research Term, a reasonably detailed written summary report of the results and progress of the Research during such quarter (each, a "RESEARCH REPORT"). In addition, the Foundation may, at its option, schedule up to two yearly formal program review meetings with CombinatoRx personnel and Third Party advisors to the Foundation. Such meetings will be held at the times and locations mutually agreed upon by the parties. The purpose of such meetings will be to review the progress of the Research relative to the Research Plan.

          2.7 SUBCONTRACTS. CombinatoRx may perform some of its obligations under the Research Plan through one or more subcontractors, provided that (a) none of the Foundation's rights hereunder are diminished or otherwise adversely affected as a result of such subcontracting, and (b) CombinatoRx will at all times be responsible for the performance and, except as otherwise agreed by the parties in writing, payment of such subcontractor.

     3.   DEVELOPMENT OF PRODUCTS.

          3.1 CLINICAL DEVELOPMENT STRATEGY. As soon as CombinatoRx reasonably believes that it has identified a Drug Candidate for which it proposes to file an IND, CombinatoRx will notify the Foundation in writing, and the parties will promptly discuss in good faith how to proceed with development of such Drug Candidate, taking into consideration both the interests of SMA patients and the commercial potential of the Drug Candidate. The parties acknowledge that if the Drug Candidate is an Available Product, investment by CombinatoRx in further development of such Drug Candidate may not be in the best interests of CombinatoRx's stockholders. In such case, the parties may wish to enter into an additional sponsored research agreement under which the Foundation would provide funding for further development efforts by CombinatoRx, but neither party shall have any obligation to enter into such additional agreement. If CombinatoRx wishes to pursue further development of a Drug Candidate, the parties will work together to identify an appropriate clinical trial network. The parties currently expect to use the clinical trial network established by the Foundation. In addition, if CombinatoRx identifies a Drug Candidate for which it proposes to file an IND, CombinatoRx will seek, and use commercially reasonable efforts to obtain, Orphan Product Designation of the Drug Candidate with the FDA, as well as funding from the FDA's Office of Rare Diseases to support clinical trials of the Drug Candidate.

          3.2    CONDUCT OF CLINICAL DEVELOPMENT. Except as set forth in Section
3.1 above or as otherwise agreed by the parties in writing, CombinatoRx shall be responsible for clinical development of any Drug Candidate for which CombinatoRx files an IND. CombinatoRx shall use commercially reasonable efforts to develop and commercialize (whether directly, in collaboration with one or more third parties, through licensing or some combination of the foregoing) at least one Product. Without limiting the generality of the foregoing, CombinatoRx shall achieve the milestones set forth below on or before the applicable date (each, a "DILIGENCE MILESTONE"):

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                 (a)     CombinatoRx shall file an IND within six (6) months of
identifying a Drug Candidate; and

                 (b) CombinatoRx shall initiate human clinical trials of such Drug Candidate within six (6) months of the FDA's approval of an IND. The initiation of human clinical trials shall mean (i) the definition of a trial protocol; (ii) the identification and establishment of the investigator sites at which the trials will be conducted; and (iii) the beginning of active recruitment of patients by the investigators.

Notwithstanding the preceding provisions of this Section 3.2, in no event shall CombinatoRx have any obligation to pursue clinical development or commercialization of any Available Product.

          3.3 DISCLOSURE REGARDING COMBINATORX EFFORTS. CombinatoRx will keep the Foundation appropriately informed about clinical trial progress and commercialization efforts with respect to Products, and in any event, CombinatoRx shall provide the Foundation with semi-annual written reports summarizing any significant development or commercialization events that have occurred during the applicable six-month period.

          3.4 ACCESS TO CLINICAL TRIAL MATERIAL. CombinatoRx hereby agrees that up to one hundred (100) SMA patients meeting the enrollment criteria of a CombinatoRx Clinical Trial and identified by the Foundation or any licensed physician treating SMA patients will be invited by CombinatoRx to enroll in any CombinatoRx Clinical Trial. "COMBINATORX CLINICAL TRIAL" shall mean any human clinical trial of a Drug Candidate or Product (i) conducted in compliance with a clinical trial protocol submitted by CombinatoRx and approved by the FDA (or equivalent foreign regulatory agencies); and (ii) conducted by or on behalf of CombinatoRx, its Affiliate or any Licensee, except to the extent such participation is prohibited by law (provided that CombinatoRx shall use commercially reasonable efforts to enable such patients to be enrolled in such trial). In the event that a SMA patient identified by the Foundation or any licensed physician treating SMA patients does not meet the enrollment criteria for a CombinatoRx Clinical Trial, CombinatoRx agrees to work with the Foundation to establish a compassionate use program in which such SMA patients may gain access to the Drug Candidate or Product; PROVIDED HOWEVER, that treatment of any SMA patients under such compassionate use program (i) must be conducted by a licensed physician experienced with SMA patients; (ii) must be compliant with all applicable laws; and (iii) must not adversely affect the ability to gain regulatory approval of a Product as a result of the CombinatoRx Clinical Trials. CombinatoRx shall obtain the written agreement of each Licensee to comply with the provisions of this Section 3.4.

     4.   PAYMENTS.

          4.1 RESEARCH FUNDING BY THE FOUNDATION. For the conduct of the Research, the Foundation shall pay a total of US$2,040,000 to CombinatoRx on the schedule specified below:

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                 (a)     SCREENING MODULE. For conduct of the Screening Module,
the Foundation shall pay the following amounts to CombinatoRx upon occurrence of the applicable event specified below:

                         (i)     Within 10 days of the Effective Date, the
Foundation will pay to CombinatoRx US$190,000;

                         (ii)    Within 30 days of the Foundation's receipt of
the Research Report for the first quarter of the Research Term, the Foundation will pay to CombinatoRx US$190,000;

                         (iii)   Within 30 days of the Foundation's receipt of
the Research Report for the second quarter of the Research Term, the Foundation will pay to CombinatoRx US$190,000;

                         (iv)    Within 30 days of the Foundation's receipt of
the Research Report for the third quarter of the Research Term, the Foundation will pay to CombinatoRx US$190,000;

                         (v)     Within 30 days of the Foundation's receipt of
the Research Report for the fourth quarter of the Research Term, the Foundation will pay to CombinatoRx US$190,000; and

                         (vi)    Within 30 days of the Foundation's receipt of
the Research Report for the fifth quarter of the Research Term, the Foundation will pay to CombinatoRx US$190,000;

                 (b) PRE-CLINICAL MODULE. For conduct of the Pre-Clinical Module, the Foundation shall pay the following amounts to CombinatoRx upon occurrence of the applicable even specified below:

                         (i)     Within 30 days of the initiation of
pharmacokinetic studies of a Hit, the Foundation will pay to CombinatoRx US$100,000;

                         (ii)    Within 30 days of the selection of the first
Lead Candidate, the Foundation will pay to CombinatoRx US$370,000;

                         (iii)   Within 30 days of the selection of the first
Drug Candidate, the Foundation will pay to CombinatoRx US$330,000; and

                         (iv)    Within 30 days of filing of the first IND for a
Drug Candidate or Product, the Foundation will pay to CombinatoRx US$100,000.

For purposes of clarification, each of the foregoing payments shall be payable only once. In addition, except as agreed pursuant to Section 4.2, the foregoing payments reflect the full cost of doing the Research, and the Foundation will not be obligated expected to pay any additional amounts in connection with the Research.

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          4.2    ADDITIONAL PAYMENTS. In addition to the amounts specified in
Section 4.1, the Foundation shall pay, or reimburse CombinatoRx for, the cost of acquiring the Mouse Model, and, upon mutual written agreement of the parties, the Foundation may make additional research funding payments to CombinatoRx in connection with any modification of the Research Plan.

          4.3    DONATION BY COMBINATORX. Within one year after such time
(if ever) as CombinatoRx has received an aggregate of US$100,000,000 in Product Revenues, CombinatoRx shall donate to the Foundation (or, at the Foundation's option, one or more other non-profit organizations or academic or research institutions designated by the Foundation in writing) an amount equal to 200% of the sum of the Research Funds and the Additional Payments.

          4.4 REPORTING OF PRODUCT REVENUES. From and after such time as CombinatoRx first receives any Product Revenues and until such time as CombinatoRx has paid in full the amount due under Section 4.3 (if any), CombinatoRx shall deliver to the Foundation (or a Third Party designated in writing by the Foundation) quarterly written reports of Product Revenues received by CombinatoRx and its Affiliates, which reports shall indicate the amount of each type of Product Revenues received. CombinatoRx shall keep, and shall cause its Affiliates to keep, complete and accurate records pertaining to the receipt of Product Revenues in sufficient detail to permit the Foundation to confirm the accuracy of such reports.

          4.5 EXCHANGE RATE; MANNER AND PLACE OF PAYMENT. All payments hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required for purposes of calculating Product Revenues, such conversion shall be at the exchange rate used by CombinatoRx throughout its accounting system (which shall, in any event, be commercially reasonable) during the quarter for which such report is due. All payments owed under this Agreement shall be made by check, or by wire transfer in immediately available funds to a bank and account designated in writing by party entitled to receive payment, unless otherwise specified in writing by such party.

          4.6 TAXES. CombinatoRx will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by the Foundation, the Foundation will (a) deduct such taxes from the payment made to CombinatoRx, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to CombinatoRx and certify its receipt by the taxing authority within 30 days following such payment.

          4.7 AUDITS. The Foundation shall have the right to cause an independent, certified public accountant reasonably acceptable to CombinatoRx to audit the records of CombinatoRx and its Affiliates to confirm the accuracy of CombinatoRx's reports of Product Revenues for a period covering not more than the preceding three (3) years. Such audits may be exercised during normal business hours upon reasonable prior written notice to CombinatoRx and no more than once per year. Prompt adjustments shall be made by the parties to reflect the results of such audit. The Foundation shall bear the full cost of such audit unless such audit discloses and underreporting of Product Revenues by CombinatoRx of more than 10%, in which case, CombinatoRx shall bear the full cost of such audit.

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     5.   CONFIDENTIALITY.

          5.1 CONFIDENTIALITY. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Research Term and for a period of five years thereafter, each party (the "RECEIVING PARTY") will maintain in confidence all Confidential Information disclosed by the other party (the "DISCLOSING PARTY"). The Receiving Party may use the Confidential Information of the Disclosing Party only to the extent required to accomplish the purposes of this Agreement. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Disclosing Party's Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the other party's Confidential Information.

          5.2    EXCEPTIONS. The obligations of confidentiality contained in
Section 5.1 will not apply to the extent that it can be established by the Receiving Party by competent proof that such Confidential Information: (a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; (d) is independently discovered or developed by the Receiving Party, and can be documented by the Receiving Party's written records, without the use of Confidential Information of the Disclosing Party; or (e) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

          5.3 AUTHORIZED DISCLOSURE. Notwithstanding any other provision of this Agreement, disclosure of Confidential Information shall not be precluded if such disclosure is in response to a valid order of a court or other governmental body of competent jurisdiction of the United States or any political subdivision thereof or is otherwise required by law or regulation; PROVIDED, HOWEVER, that the Receiving party shall first have given notice to the Disclosing Party and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or the law or regulation required or to seek other confidential treatment of such information.

     5.4 PUBLICATION. The parties acknowledge and agree that the SMA research community and medical professionals treating SMA patients will benefit from disclosure of the Data as soon as practicable. Accordingly, CombinatoRx shall have a period of ninety (90) days following the submission of each Research Report to the Foundation (the "IP FILING PERIOD") to file patent applications covering the Research Intellectual Property disclosed in such Research Report. During the IP Filing Period, the Foundation shall maintain as confidential the Data and the Research Report provided to Foundation by CombinatoRx. Except as expressly set forth in this Agreement, the Foundation shall not have the right to use the Data to develop, commercialize, market or sublicense any commercial offering of any product or service based on

                                       11.
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the Data. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, after the expiration of the applicable IP Filing Period for a particular Research Report, CombinatoRx shall release copies of each Research Report and supporting Data to any Third Party investigator who requests such material from CombinatoRx in writing; PROVIDED, HOWEVER, that said Third Party investigator first executes CombinatoRx's non-disclosure agreement and other appropriate transactional agreements (e.g. Materials Transfer Agreement). It is understood that such non-disclosure or other transactional agreements between CombinatoRx and said Third Party investigator shall not prohibit a Third Party investigator from the conduct of work to further SMA research and/or to treat
SMA patients, but shall define the terms under which the Third Party investigator may use or disclose the Data or Research Intellectual Property to further SMA research and/or to treat SMA patients. After the selection of the Lead Candidate(s) and the Pre-Clinical Module, the parties shall cooperate in good faith to publish the Data, and the Foundation shall in any event have the unrestricted right to publish, have published or otherwise disseminate such Research Report and the Data disclosed therein to the SMA research community and /or to medical professionals treating SMA patients; PROVIDED, HOWEVER, that in doing so the Foundation and/or a Third Party investigator does not disclose any Confidential Information regarding CombinatoRx. Technology as defined in Section 6.1(b). To the extent that any journal or other forum in which the Foundation proposes to publish or disseminate the Data requires the authorship or participation of one or more CombinatoRx employees or contractors who participated in the Research or in the development of a Drug Candidate or Product, CombinatoRx shall use commercially reasonable efforts to cause such individuals to cooperate with the Foundation in making such publication and, as necessary or appropriate, to be named as authors (or co-authors) of such publication.

          5.5 PUBLICITY. It is understood that the parties intend to issue a joint press release announcing the execution of this Agreement, and the parties agree that each party may desire or be required to issue subsequent press release relating to this Agreement or activities hereunder. The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a party may not unreasonably withhold consent to such releases, and that either party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. In addition, following the initial joint press release announcing this Agreement, either party shall be free to disclose, without the other party's prior written consent, the existence of this Agreement, the identity of the other party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

     6.   OWNERSHIP AND USE OF DATA AND INTELLECTUAL PROPERTY.

          6.1    OWNERSHIP.

                 (a) DATA. CombinatoRx shall solely own all data generated as a result of the Research (the "DATA"). Notwithstanding the foregoing, in the event that (i) CombinatoRx elects not to continue the Research or subsequent development of a Drug Candidate or Product, (ii) CombinatoRx fails to achieve any Diligence Milestone or does not comply with its diligence

                                       12.
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obligations under Section 3.2 and is unable to remedy such failure to comply within 60 days of notice thereof from the Foundation, or (iii) CombinatoRx is otherwise in material breach of this Agreement and is unable to remedy such breach within 60 days of notice of such breach from the Foundation, then, in any such case, CombinatoRx shall transfer, assign and convey to the Foundation all of CombinatoRx's right, title and interest in and to the Data; PROVIDED, HOWEVER, that CombinatoRx may continue to use the Data in the context of its internal research programs. CombinatoRx agrees to execute, at the Foundation's request and expense, all documents and other instruments necessary or desirable to confirm such transfer, assignment and conveyance.

                 (b) COMBINATORX TECHNOLOGY; RESEARCH INTELLECTUAL PROPERTY. CombinatoRx shall at all times retain sole ownership of all Information which may be employed in the conduct of the Research and which CombinatoRx can establish by competent evidence to have been proprietary to CombinatoRx on the Effective Date, and all Patents claiming any of the foregoing (collectively, "COMBINATORX TECHNOLOGY"). In addition, CombinatoRx shall solely own all Research Intellectual Property. Notwithstanding the foregoing, in the event that CombinatoRx is obligated to assign the Data to the Foundation as described in
Section 6.1(a) above, then CombinatoRx shall, and it hereby does, grant to the Foundation an exclusive, worldwide, royalty-free, paid-up license, including the right to sublicense, under the Research Intellectual Property to research, develop, make, have made, use, sell, have sold, offer for sale and import Lead Candidates, Drug Candidates and Products in the Field.

          6.2 PATENT FILINGS. CombinatoRx shall file, prosecute and maintain all Patents on the Research Intellectual Property at its sole expense. Notwithstanding the foregoing, if CombinatoRx is obligated to assign the Data to the Foundation as described in Section 6.1(a) above, then the Foundation shall have the right, itself or through its designee, to file, prosecute and maintain Patents on the Research Intellectual Property at its sole expense. In such event, CombinatoRx shall execute all papers and instruments, and require its employees and contractors to execute all papers and instruments, so as to enable the Foundation to exercise such right.

          6.3 AVAILABLE PRODUCT LICENSE; COVENANT NOT TO SUE. The parties recognize the critical need for availability of therapeutic regimens to treat SMA. In the event that the Research identifies an Available Product, CombinatoRx will, at the request of the Foundation or any licensed physician, grant a limited royalty-free, paid-up license to the Research Intellectual Property to any licensed physician who may wish to treat spinal muscular atrophy patients by co-prescribing the individual drugs identified as components of such Available Product. In addition, CombinatoRx hereby covenants not to sue any licensed physician or other medical professional who uses or prescribes an Available Product for use in the Field.

          6.4    NO OTHER LICENSE. Other than any license granted pursuant to
Section 6.1(b) or 6.3, no license is granted or implied with respect to any CombinatoRx Technology, Data or Research Intellectual Property for any use, including, without limitation, development, manufacture, sale or distribution of any Hit, Lead Candidate, Drug Candidate or Product.

                                       13.

     7.   TERM; TERMINATION.

          7.1 TERM. The term of this Agreement shall commence on the Effective Date and shall continue until expiration of the Research Term, unless this Agreement is earlier terminated in accordance with Section 2.2 or this
Article 7.

          7.2 TERMINATION FOR CAUSE. Each party shall have the right to terminate this Agreement upon 60 days' prior written notice to the other upon the occurrence of any of the following:

                 (a) Upon or after the bankruptcy, insolvency, dissolution or winding up of the other party (other than a dissolution or winding up for the purpose of reconstruction or amalgamation); or

                 (b) Upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within the 60-day period following written notice of termination by the non-breaching party.

          7.3 CONSEQUENCES OF EXPIRATION OR TERMINATION. Expiration or termination of this Agreement will not relieve the parties of any obligation accruing prior to such expiration or termination (including, without limitation, any accrued obligation of the Foundation to make payments pursuant to Section
4.1 and/or 4.2). Notwithstanding any other provision of this Agreement to the contrary, the provisions of Sections 4.3, 4.4, 4.5, 4.6, 4.7, 7.3 and 7.4, and Articles 3,5,6,8, and 9 will survive expiration or termination of this Agreement.

          7.4 RIGHTS IN BANKRUPTCY. All rights and licenses granted under or pursuant to this Agreement by CombinatoRx are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that the Foundation, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding-by or against CombinatoRx under the U.S. Bankruptcy Code, the Foundation will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in the Foundation's possession, will be promptly delivered to the Foundation (a) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless CombinatoRx elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of CombinatoRx upon written request therefor by the Foundation.

     8.   INDEMNIFICATION.

          8.1 INDEMNIFICATION BY COMBINATORX. CombinatoRx hereby agrees to save, defend, indemnify and hold harmless the Foundation, its trustees, officers, employees and agents (each, a "FOUNDATION INDEMNITEE") from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expenses and attorneys' fees ("LOSSES"), to which a Foundation Indemnitee may become subject as a result of any claim, demand, action or other

                                       14.

proceeding by any Third Party to the extent such Losses arise directly or indirectly out of (a) the development, manufacture, handling, storage, sale or other disposition of any Drug Candidate or Product by CombinatoRx, its Affiliate or Licensee, or (b) the breach of this Agreement by CombinatoRx or the gross negligence or willful misconduct of any CombinatoRx Indemnitee, except in each case to the extent such Losses result from the breach of this Agreement by the Foundation or the gross negligence or willful misconduct of any Foundation Indemnitee.

          8.2 CONDITIONS TO INDEMNIFICATION. The obligations of CombinatoRx under Section 8.1 are conditioned upon the Foundation's delivery of written notice to CombinatoRx of any potential Losses promptly after the Foundation becomes aware of such potential Losses. CombinatoRx shall have the right to assume the defense of any suit or claim related to the Losses if it has assumed responsibility for the suit or claim in writing. If CombinatoRx defends the suit or claim, the Foundation may participate in (but not control) the defense thereof at its sole cost and expense.

          8.3 SETTLEMENTS. Neither party may settle a claim or action related to any Losses subject to indemnification under Section 8.1 without the consent of the other party, if such settlement would impose any monetary obligation on the other party or require the other party to submit to an injunction or otherwise limit the other party, its Affiliates, trustees, employees, agents, officers or directors.

          8.4 INSURANCE. During any period when CombinatoRx, its Affiliate or any Licensee is clinically developing or commercializing any Drug Candidate or Product and for three years thereafter, CombinatoRx, at its own expense, shall maintain clinical trial and/or product liability insurance, as applicable, in an amount consistent with industry standards and shall name the Foundation as an additional insured with respect to such insurance. CombinatoRx shall provide a certificate of insurance evidencing such coverage to the Foundation upon request.

          8.5 LIABILITY OF THE FOUNDATION'S. The Foundation assumes any and all risk of personal injury and property damage attributable to the practice by the Foundation or its designee or sublicensee of any license granted by CombinatoRx to the Foundation hereunder, the breach of this Agreement by the Foundation, or the gross negligence or willful misconduct of any Foundation Indemnitee.

     9.   MISCELLANEOUS.

          9.1 ASSIGNMENT. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by CombinatoRx without the prior written consent of the Foundation (which consent shall not be unreasonably withheld). The Foundation shall have the right to assign or transfer any or all of its rights or obligations under this Agreement to a Third Party upon written notice to CombinatoRx, provided that the Foundation shall remain liable for any payment obligations accruing hereunder to the extent that such Third Party does not comply with such obligations. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

                                       15.

          9.2 FORCE MAJEURE. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, without limitation, fire, floods, earthquakes, natural disasters, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

          9.3 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to its choice of law provisions.

          9.4 WAIVER. Except as specifically provided for herein, the waiver from time to time by either party of any right or failure to exercise any remedy shall not operate or be construed as a continuing waiver of the same right or remedy or of any other of such party's rights or remedies provided under this Agreement.

          9.5 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          9.6 INDEPENDENT CONTRACTORS. It is expressly agreed that CombinatoRx and the Foundation shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency of any kind. Neither party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party, without the prior written consent of the other party.

          9.7 NOTICES. All notices and other communications provided for hereunder shall be in writing and shall be mailed by first-class, registered or certified mail, postage paid, or delivered personally, by overnight delivery service or by facsimile, with confirmation of receipt, addressed as follows:

          If to the Foundation: Spinal Muscular Atrophy Foundation
                                1776 Broadway, 22nd Floor
                                New York, NY 10019
                                Fax: (212) 247-3079
                                Attention: Ms. Cynthia Joyce, Executive Director

          With a copy to:       Cooley Godward LLP
                                4401 Eastgate Mall
                                San Diego, CA 92121
                                Fax: (858) 550-6420
                                Attention: Jane K. Adams, Esq.

                                       16.

          If to CombinatoRx:    CombinatoRx, Incorporated
                                650 Albany Street
                                Boston, MA 02118
                                Fax: (617) 425-7010
                                Attention: Daniel S. Grau, Vice President

          With a copy to:       Rubin and Rudman LLP
                                50 Rowes Wharf
                                Boston, MA 02110
                                Fax: (617) 439-9556
                                Attention: Peter B. Finn, Esq.

Either party may by like notice specify or change an address to which notices and communications shall thereafter be sent. Notices sent by facsimile shall be effective upon confirmation of receipt, notices sent by mail or overnight delivery service shall be effective upon receipt, and notices given personally shall be effective when delivered.

          9.8 ENTIRE AGREEMENT; AMENDMENT. This Agreement (including the Exhibit hereto, as such Exhibit may be amended from time to time by mutual written agreement of the parties) sets forth all of the agreements and understandings between the parties hereto with respect to the subject matter hereof and thereof, and supersedes and terminates all prior agreements and understandings between the parties with respect to the subject matter hereof and thereof. There are no other agreements or understandings with respect to the subject matter hereof, either oral or written, between the parties. Except as expressly set forth in this Agreement, no subsequent amendment, modification or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties.

          9.9 HEADINGS. The captions contained in this Agreement are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

          9.10 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                                       17.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the
Effective Date.


By: /s/ Loren Eng                  By: /s/ Daniel S. Grau
   --------------------------         ----------------------------------------
Printed Name: Loren Eng            Printed Name: Daniel S. Grau
             ----------------
Title: President                   Title: Vice President, Corporate Development
      -----------------------      & Strategy


                [SIGNATURE PAGE TO SPONSORED RESEARCH AGREEMENT]